EXHIBIT 99.3

Gary J. Wolter
Chairman, President and
Chief Executive Officer
608-252-7000

April _____, 2002

Dear MGE Shareholder:

It is my pleasure to invite you to attend our 2002 Annual Meeting of Shareholders on Tuesday, May 14, 2002, at 11 a.m. at the Marriott Madison West, 1313 John Q. Hammons Drive, Middleton, Wisconsin. A map with directions to the Marriott is included on the back cover of the proxy statement and prospectus.

You have elected to access our proxy materials and annual report via the Internet. To view them online please go to www.proxyvoting.com/mge. You may call Shareholder Services at 1-800-356-6423 if you would like to obtain paper copies.

This information will help in voting at this year’s meeting and will inform you as to our performance over the last year and our plans for the future. We will discuss our performance, comment on items of interest to you, and respond to your questions. Following the meeting, I along with other Company representatives will be available to answer any additional questions you may have.

An important item of business at the meeting will be our consideration of the formation of a holding company. The new corporate structure will help us meet the needs of our customers and shareholders. The holding company structure, among other things, will provide more flexibility for financing new generation plants for our core customers. Please review the proxy statement and prospectus for more information regarding the holding company proposal.

Your vote is important. You may vote using the Internet, by telephone, or by returning the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are included on the proxy card. Internet and telephone voting are being offered as a convenience to you and as a step toward reducing costs. If you attend the annual meeting and prefer to vote in person, you may do so.

I look forward to seeing you at the meeting.

Sincerely,

/s/ Gary J. Wolter

Chairman, President and Chief Executive Officer